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Exhibit 16

March 28, 2005

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4.01 of First Horizon Pharmaceutical Corporation's Form 8-K dated March 28, 2005, and have the following comments:

1.
We agree with the statements made in the second and third paragraphs and the first sentence of the fifth paragraph.

2.
We have no basis on which to agree or disagree with the statements made in the first and fourth paragraphs and the second sentence of the fifth paragraph.

Yours truly,

/s/ Deloitte & Touche LLP

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  Exhibit 16